Exhibit 99.1

VCA Antech, Inc. Reports Third Quarter 2011 Results

  Third quarter revenue increased 7.4% to a third quarter record of $385.1 million
  Third quarter diluted earnings per common share of $0.35
  Third quarter adjusted diluted earnings per common share of $0.37

LOS ANGELES--(BUSINESS WIRE)--October 27, 2011--VCA Antech, Inc. (NASDAQ NM SYMBOL: WOOF), a leading animal healthcare company in the United States, today reported financial results for the third quarter ended September 30, 2011 as follows: revenue increased 7.4% to a third quarter record of $385.1 million; gross profit of $90.1 million; net income of $30.2 million; and diluted earnings per common share of $0.35.

Our earnings for the quarter ended September 30, 2011 included debt retirement costs of $2.8 million, or $1.7 million net of tax, related to the refinancing of our senior credit facility. Excluding these items, adjusted diluted earnings per common share was $0.37.

We also reported our financial results for the nine months ended September 30, 2011, as follows: revenue increased 7.0% to a nine-month record of $1.116 billion; gross profit of $266.7 million; net income of $98.6 million; and diluted earnings per common share of $1.13. Excluding the aforementioned debt retirement costs adjusted diluted earnings per common share was $1.15.

Bob Antin, Chairman and CEO, stated, “I am pleased with our company’s performance for the third quarter. Although we continue to face a challenging business environment, we have been able to grow both organic Animal Hospital and Laboratory revenues during the quarter. We also continue to be excited about the growth prospects of Vetstreet and we continue to be optimistic regarding the future prospects of the companion animal healthcare industry.

“The three and nine months ended September 30, 2010 included $2.6 million, or $1.6 million net of tax, of debt retirement costs and $5.4 million, or $3.5 million net of tax, related to additional state tax payments required as a result of a tax audit settlement. Excluding these charges, adjusted diluted earnings per share for the three-month period ended September 30, 2010 was $0.37. The nine-month period ended September 30, 2010 also included a $14.5 million, or $8.9 million net of tax charge, as previously disclosed. Excluding this charge, adjusted diluted earnings per share was $1.18.

“Animal Hospital revenue in the third quarter of 2011 increased 9.6% to $303.2 million driven by acquisitions made in the past twelve months and same-store revenue growth, adjusted for one less business day, of 1.0%. Our Animal Hospital gross margin increased to 17.0%, compared to 16.8%, for the prior year quarter, and our Animal Hospital operating margin increased to 15.1%, compared to 14.8%, for the prior year quarter. Our same-store revenue increased by 1.0% and our same-store gross profit margin increased to 17.1%, from 17.0%. During the quarter, we acquired four independent animal hospitals which had historical combined annual revenue of $8.7 million, as well as BrightHeart Veterinary Centers which operates nine hospitals with historical combined annual revenue of $53.0 million.

“Laboratory revenue in the third quarter increased 2.2% to $79.0 million. Internal revenue growth was 2.2%, driven by an increase in the number of requisitions. Our Laboratory gross profit margin decreased by 20 basis points to 44.7% and our operating margin decreased 30 basis points to 35.8%.

“Revenue from all other business operations increased $1.5 million to $18.9 million, which related to the acquisition of Vetstreet during the quarter.”

Non-GAAP Financial Measures

We believe investors’ understanding of our total performance is enhanced by disclosing adjusted net income and adjusted diluted earnings per common share. We define these adjusted measures as the reported amounts, adjusted to exclude certain significant items. Adjusted diluted earnings per common share equals adjusted net income divided by diluted common shares outstanding.

Management uses adjusted measures because they exclude the effect of significant items that we believe are not representative of our core operations for the periods presented. As a result, these non-GAAP financial measures help to provide meaningful comparisons of our overall performance from one reporting period to another and meaningful assessments of related trends. For the three and nine months ended September 30, 2011, we made the following adjustments: $2.8 million, or $1.7 million after tax, and $0.02 per diluted common share for debt retirement costs related to the refinancing of our senior credit facility. Further, for the three and nine months ended September 30, 2010, we adjusted our reported amounts for $14.5 million, or $8.9 million net of tax, or $0.10 per diluted common share, for future compensation in connection with executive consulting agreements, and $5.4 million, or $3.5 million net of tax, or $0.04 per diluted common share, for a tax expense related to the settlement of state taxes assessed on taxable income for the tax years 2004 through 2007, and $2.6 million, or $1.6 million after tax, or $0.02 per diluted common share, for debt retirement costs related to the refinancing of our senior term notes.

There is a material limitation associated with the use of these non-GAAP financial measures: our adjusted measures exclude the impact of these significant items, and as a result, our computation of adjusted diluted earnings per common share does not depict diluted earnings per common share in accordance with GAAP.

To compensate for the limitations in the non-GAAP financial measures discussed above, our disclosures provide a complete understanding of all adjustments found in non-GAAP financial measures, and we reconcile the non-GAAP financial measures to the GAAP financial measures in the attached financial schedules titled “Supplemental Operating Data.”

Conference Call

We will discuss our third quarter 2011 financial results during a conference call today, October 27th, at 4:30 p.m. Eastern Time. A live broadcast of the call may be accessed by visiting our website at http://investor.vcaantech.com. The call may also be accessed by dialing (877) 293-5492. Interested parties should call at least 10 minutes prior to the start of the call to register.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may and likely will differ materially from this forward-looking information. Our Animal Hospital and Laboratory revenues have been materially adversely impacted by the current economic recession. We are unable to forecast accurately the timing or degree of any economic recovery. Further, trends in the general economy may not be reflected in our business at the same time or in the same degree as in the general economy. The timing and degree of any economic recovery, and its impact on our business, are among the important factors that could cause actual results to differ from this forward-looking information. Among other factors that could cause our actual results to differ from this forward-looking information are: an increase in the level of direct costs or a failure to increase revenue at a level necessary to maintain our expected operating margins, a material adverse change in our financial condition or operations; the level of selling, general and administrative costs; the effects of our recent and future acquisitions (including Vetstreet) and our ability to effectively manage our growth and achieve operating synergies; a decline in demand for any of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill and other intangible assets; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risks are discussed in our Report on Form 10-K for the year ended December 31, 2010 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country and we provide the largest online communication, professional education and marketing solution to the veterinary community. We also supply diagnostic imaging equipment to the veterinary industry.

VCA Antech, Inc.
Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue:
Animal hospital	$303,203	$276,739	$864,476	$791,002
Laboratory	78,985	77,292	242,919	238,444
All other	18,882	17,406	54,187	47,805
Intercompany	(15,935)	(12,734)	(45,219)	(33,895)
	385,135	358,703	1,116,363	1,043,356

Direct costs	294,998	273,404	849,616	781,778

Gross profit:
Animal hospital	51,590	46,626	144,083	137,331
Laboratory	35,328	34,713	112,727	111,797
All other	4,733	5,254	13,981	14,432
Intercompany	(1,514)	(1,294)	(4,044)	(1,982)
	90,137	85,299	266,747	261,578

Selling, general and administrative expense:
Animal hospital	6,126	5,599	18,253	16,859
Laboratory	7,088	6,804	20,577	19,485
All other	4,669	3,731	11,809	10,650
Corporate	14,605	10,971	34,695	47,296
	32,488	27,105	85,334	94,290

Loss (gain) on sale and disposal of assets	(192)	152	(43)	163

Operating income	57,841	58,042	181,456	167,125

Interest expense, net	4,222	3,619	12,816	9,564
Other expense	2,772	2,370	2,763	2,060
Income before provision for income taxes	50,847	52,053	165,877	155,501
Provision for income taxes	19,488	23,466	63,957	63,465
Net income	31,359	28,587	101,920	92,036
Net income attributable to noncontrolling interests	1,190	1,156	3,300	3,266
Net income attributable to VCA Antech, Inc.	$30,169	$27,431	$98,620	$88,770

Diluted earnings per share	$0.35	$0.32	$1.13	$1.02
Shares used for computing diluted earnings per share	87,253	86,964	87,293	86,998

VCA Antech, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	December 31,
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$79,243	$97,126
Trade accounts receivable, net	53,445	49,224
Inventory	46,876	40,760
Prepaid expenses and other	23,203	21,138
Deferred income taxes	20,129	19,019
Prepaid income taxes	10,765	19,047
Total current assets	233,661	246,314
Property and equipment, net	361,451	331,687
Other assets:
Goodwill	1,254,061	1,092,480
Other intangible assets, net	94,072	46,986
Deferred financing costs, net	5,711	6,700
Other	47,858	42,255
Total assets	$1,996,814	$1,766,422

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$28,480	$28,101
Accounts payable	34,178	31,970
Accrued payroll and related liabilities	46,594	35,754
Other accrued liabilities	45,179	45,769
Total current liabilities	154,431	141,594
Long-term debt, less current portion	598,918	498,935
Deferred income taxes	95,745	82,131
Other liabilities	26,247	28,478
Redeemable noncontrolling interest	6,891	5,799
VCA Antech, Inc. stockholders' equity:
Common stock	87	86
Additional paid-in capital	355,077	347,848
Accumulated earnings	748,873	650,253
Accumulated other comprehensive income	138	737
Total VCA Antech, Inc. stockholders' equity	1,104,175	998,924
Noncontrolling interest	10,407	10,561
Total equity	1,114,582	1,009,485
Total liabilities and equity	$1,996,814	$1,766,422

VCA Antech, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net income	$101,920	$92,036
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,386	33,387
Amortization of debt costs	1,169	461
Provision for uncollectible accounts	4,510	5,388
Debt retirement costs	2,764	2,550
(Gain) loss on sale and disposal of assets	(43)	163
Share-based compensation	6,610	7,490
Deferred income taxes	14,649	10,992
Excess tax benefit from exercise of stock options	(963)	(370)
Other	(489)	(550)
Changes in operating assets and liabilities:
Accounts receivable	(7,018)	(7,533)
Inventory, prepaid expenses and other assets	(9,806)	(1,754)
Income taxes	8,707	(9,545)
Accounts payable and other accrued liabilities	(8,328)	7,038
Accrued payroll and related liabilities	8,523	3,717
Net cash provided by operating activities	163,591	143,470
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(190,363)	(44,126)
Real estate acquired in connection with business acquisitions	(1,900)	(5,834)
Property and equipment additions	(43,275)	(47,675)
Proceeds from sale of assets	447	15
Other	(723)	188
Net cash used in investing activities	(235,814)	(97,432)
Cash flows from financing activities:
Repayment of long-term obligations	(90,945)	(548,560)
Proceeds from the issuance of long-term obligations	150,000	500,000
Payment of financing costs	(2,944)	(9,112)
Borrowings on revolving credit facility	50,000	-
Repayments on revolving credit facility	(50,000)	-
Distributions to noncontrolling interest partners	(1,959)	(3,314)
Proceeds from issuance of common stock under stock option plans	2,596	4,781
Repurchase of common stock	(2,663)	(2,292)
Excess tax benefit from exercise of stock options	963	370
Other	(345)	(897)
Net cash provided by (used in) financing activities	54,703	(59,024)
Effect of currency exchange rate changes on cash and cash equivalents	(363)	38
Decrease in cash and cash equivalents	(17,883)	(12,948)
Cash and cash equivalents at beginning of period	97,126	145,181
Cash and cash equivalents at end of period	$79,243	$132,233

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands, except per share amounts)

Table #1
Reconciliation of net income attributable to	Three Months Ended		Nine Months Ended
VCA Antech, Inc., to adjusted net income	September 30,		September 30,
attributable to VCA Antech, Inc.	2011	2010	2011	2010

Net income attributable to VCA Antech, Inc.	$30,169	$27,431	$98,620	$88,770
Debt retirement costs	2,764	2,550	2,764	2,550
Tax benefit from debt retirement costs (1)	(1,079)	(992)	(1,079)	(992)
Tax settlement	-	5,400	-	5,400
Tax benefit from tax settlement (1)	-	(1,920)	-	(1,920)
Compensation charges	-	-	-	14,525
Tax benefit from compensation charges (1)	-	-	-	(5,653)
Adjusted net income attributable to VCA Antech, Inc.	$31,854	$32,469	$100,305	$102,680

(1) The rate used to calculate the tax benefit is the statutory tax rate for the year.

Table #2	Three Months Ended		Nine Months Ended
Reconciliation of diluted earnings per share to	September 30,		September 30,
adjusted diluted earnings per share	2011	2010	2011	2010

Diluted earnings per share	$0.35	$0.32	$1.13	$1.02
Impact of debt retirement costs, net of tax	0.02	0.02	0.02	0.02
Impact of tax settlement, net of tax	-	0.04	-	0.04
Impact of compensation charges, net of tax	-	-	-	0.10
Adjusted diluted earnings per share (1)	$0.37	$0.37	$1.15	$1.18
Shares used for computing adjusted
diluted earnings per share	87,253	86,964	87,293	86,998

(1) Amounts may not add due to rounding.

Table #3	Three Months Ended		Nine Months Ended
Reconcilliation of operating income to	September 30,		September 30,
adjusted operating income	2011	2010	2011	2010

Consolidated operating income	$57,841	$58,042	$181,456	$167,125
Compensation charges	-	-	-	14,525
Consolidated adjusted operating income	$57,841	$58,042	$181,456	$181,650
Consolidated adjusted operating margin	15.0%	16.2%	16.3%	17.4%

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands)

			As of
Table #4			September 30,	December 31,
Selected consolidated balance sheet data			2011	2010

Debt:
Senior term notes			$581,250	$493,750
Other debt and capital leases			46,148	33,286
Total debt			$627,398	$527,036

	Three Months Ended		Nine Months Ended
Table #5	September 30,		September 30,
Selected expense data	2011	2010	2011	2010

Rent expense	$13,952	$13,211	$40,337	$37,698

Depreciation and amortization included in direct costs:
Animal hospital	$10,301	$8,189	$29,544	$23,037
Laboratory	2,458	2,317	7,232	6,946
All other	1,299	387	2,130	1,139
Intercompany	(334)	(263)	(953)	(753)
	13,724	10,630	37,953	30,369

Depreciation and amortization included in selling, general and administrative expense	1,206	1,051	3,433	3,018
Total depreciation and amortization	$14,930	$11,681	$41,386	$33,387

Share-based compensation included in direct costs:
Laboratory	$116	$156	$311	$488

Share-based compensation included in selling, general and administrative expense:
Animal hospital	329	361	877	1,110
Laboratory	399	309	920	950
All other	73	63	201	195
Corporate	3,162	746	4,301	4,747
	3,963	1,479	6,299	7,002
Total share-based compensation	$4,079	$1,635	$6,610	$7,490

CONTACT:
VCA Antech, Inc.
Tomas Fuller
Chief Financial Officer
(310) 571-6505